EXHIBIT C

Form of Cooperation Agreement

AGREEMENT

1.	This Agreement (the "Agreement"), is by and between JANA Partners LLC ("JANA," "we" or "us") and [NAME] ("you").
2.	You agree that (i) you will treat confidentially all information relating to a possible proxy solicitation (the "Proxy Solicitation") which may be conducted by JANA and its affiliates in respect of the 2018 annual meeting of stockholders (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting") of EQT Corporation ("EQT") which information is non-public, confidential or proprietary in nature; (ii) you will not issue, publish or otherwise make any public statement or any other form of communication relating to EQT or the Proxy Solicitation without the prior approval of JANA; and (iii) you will not agree to serve, or agree to be nominated to stand for election by EQT or any other stockholder of EQT (other than JANA), as a director of EQT without the prior approval of JANA.
3.	You, your family members or your affiliates may invest in shares of common stock of EQT ("Shares"). With respect to any such purchases during the term of this Agreement, (i) you agree to consult with JANA and provide necessary information so that we may comply with any applicable disclosure or other obligations which may result from such investment and (ii) JANA or its affiliates shall prepare and complete any required disclosures including all regulatory filings related thereto. With respect to any purchases made pursuant to this paragraph you agree on behalf of yourself and your family and affiliates not to dispose of any such Shares prior to the termination of this Agreement, provided, however, that in the event that the JANA or any of its affiliates dispose of any Shares during the term of this Agreement, of which dispositions you shall be promptly notified, you and your family members or affiliates will be permitted to sell in the aggregate a pro rata amount.
4.	This Agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the Annual Meeting or (ii) the termination of the Proxy Solicitation, provided, however, that your confidentiality obligations in the second paragraph of this Agreement shall survive such termination.
5.	This Agreement sets forth the entire agreement between JANA and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by JANA and you. Any prior agreements with respect to this subject matter are hereby terminated. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

[Signature Page Follows]

Agreed to as of the date both parties have signed:

JANA PARTNERS LLC

By:

_________________________

Name:

Title:

Date:

___________________________

Name: [NAME]

Date: